Exhibit 10.7

15 October 2018

Mr Warren Kember

Dear Warren,

We are pleased to offer you employment with Hunter Energy Pty Limited (Hunter Energy or the Company) on the terms and conditions set out below. If you have any questions regarding this offer, please contact me.

Commencement

Your employment will commence on 15 October 2018.

Position

You will be employed in the position of Chief Financial Officer and will report to myself as Chief Executive Officer of Hunter Energy. The Company requires you to exhibit a high degree of flexibility in discharging your responsibilities over the course of your employment.

Full-time position

You will be employed full-time and must devote all of your time and attention during working hours to your employment with the Company. You are not permitted to engage in any other employment without the Company's consent and you must not engage in other business activity, whether paid or unpaid which may conflict with your duties as an employee of the Company. You must use your best efforts to promote the Company's interests and welfare.

Visa Requirements

This offer of employment is made on condition that you are entitled to commence work in the agreed position and location in Australia.

Location of Employment

You will be based at the company’s office at Level 33, 52 Martin Place Sydney or Redbank Power Station located at 112 Long Point Road, Warkworth as required.  On occasion you will may to travel to other locations if required by the Company.

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Remuneration

Salary

Your annual salary for normal hours of work is a maximum of $250,000 per annum, excluding superannuation. You will be renumerated on an hourly basis for time spent, calculated at the rate of $140.00 per hour to a maximum of $20,833 per month.

Your total salary (less applicable taxes) will be paid to you on a monthly basis by electronic transfer to a bank account nominated by you in writing.

The Company may enter into salary packaging arrangements with you at the Company’s discretion.

Hours of Work

The Company’s normal working hours are a total of 38 hours per week, which are currently agreed to occur during Monday to Friday each week.  Your actual hours of work will vary as required.

Superannuation

The Company will make superannuation contributions into a complying superannuation fund nominated by you in writing.  The contributions will be at the minimum level necessary for the Company to comply with the Superannuation Guarantee Charge in relation to your employment.

Short and long term incentive

The Company may also consider providing a short term cash incentive and/or a long term, share based incentive arrangement in the future.

Expenses

You will be reimbursed for all reasonable expenses properly incurred by you in the performance of your duties.  Any reimbursement is conditional upon the presentation of such supporting documentation as the Company may reasonably require.

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Leave

Personal Leave

You will be entitled to 10 days personal leave per subsequent year on full pay.  Untaken personal leave will accumulate from year to year, but you may not take more than 20 days personal leave in any calendar year.  You must promptly provide the Company with any evidence of your incapacity that the Company may reasonably require.

Annual Leave

You will be entitled to 20 days annual leave per annum.

Long Service Leave

You will be entitled to long service leave in accordance with the relevant legislation in your State or Territory.  Where your employment is terminated as a result of serious or wilful misconduct, any right to long service leave, or payment in lieu, is lost.

Company Property

Any equipment that you are provided with as part of your duties will remain the property of the Company and must be returned on termination of your employment.  You are responsible for the security and care of the equipment and the cost of replacement or unreasonable maintenance will be recouped from you.

Policies, Procedures and the Employee Handbook

You must comply with all policies and procedures of the Company notified to you and as varied by it from time to time, including all policies and procedures relating to anti-discrimination, harassment or occupational health and safety.

Probation

There will be no probationary period.

Terminating your Employment with Notice

During the period from the date of your commencement with the Company until a date that is 3 months after the recommissioning date of the Redbank Power Station,

•	the Company may terminate your employment, other than in accordance with the Terminating your Employment without Notice section below, by providing 12 months’ notice; or

•	you may resign your position by providing 3 months’ notice.

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Subsequent to the date that is 3 months after the recommissioning date of the Redbank Power Station, either the Company or you may terminate your employment by the provision of 3 months notice.

At the election of the Company, you may be required to work during this notice period or, to be paid in lieu.

Terminating your Employment without Notice

The Company may terminate your employment at any time without prior notice if you:

•	Commit any serious or persistent breach of this agreement;

•	Are guilty of any serious misconduct or wilful neglect in the discharge of your employment duties;

•	Become bankrupt or make any arrangement or composition with your creditors;

•	Become of unsound mind; or

•	Are convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does not affect your position as an employee.

Intellectual Property

The Company will be the sole and exclusive owner of all copyright, patents, registered design rights and all other intellectual property rights related to any inventions, improvements, know-how, computer programs, designs and other work products discovered or produced by you in the course of your employment ("Works").

You must promptly and fully disclose to the Company all information relating to any Works and provide the Company with any information the Company reasonably requests in order to fully exploit, protect or otherwise use any Works.  You must not disclose to any person other than the Company or its employees any information whatsoever about any Works without the Company's permission.

The Company will be solely entitled to exploit Works which result from your employment and you will not take or participate in any action which has the purpose or effect of restricting or otherwise interfering with the Company's rights to exploit Works anywhere in the world. By accepting this offer of employment with the Company, you waive any moral rights you may have in any existing or future works authored by you in the course of the employment.

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Confidential Information

By virtue of your employment, you may become aware of information relating to the business or affairs of the Company or its related companies, including, but not limited to, its client lists and details, trade secrets, information relating to methods, equipment, specifications, recipes, packaging, training or staffing, sales or marketing information and financial information ("Confidential Information").

Confidential Information remains the sole property of the Company or its related companies.

Both during your employment (except in the proper course of your duties) and after the termination of your employment, you must not, without the prior written consent of the Company, directly or indirectly, use or disclose to any person whatsoever Confidential Information, either for your own or for any other person's benefit.

You must immediately notify the Company should you suspect misuse of Confidential Information and you must assist the Company in any proceedings taken by the Company for alleged misuse of Confidential Information.

General

Any notice to be given under this agreement must be given in writing.  This letter of offer constitutes the entire agreement relating to your employment and supersedes all prior offers, written or oral, with respect to your employment by the Company.  This agreement may only be modified by an agreement in writing signed by both parties.

Governing Law

This agreement and your employment will be governed by the laws of New South Wales.

Acknowledgment

If the terms and conditions of this letter are acceptable to you, please confirm your acceptance by signing and returning the enclosed copy of this letter to the Company within seven days from the date of this letter. By signing this letter of offer, you are acknowledging that:

•	you have had an adequate opportunity to obtain advice concerning its contents and effect; and

•	you have read and you understand the contents of this letter and your obligations.

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Costa, I look forward to you joining our team and working with you on the challenges that lay ahead in this very exciting phase of Hunter Energy.

Yours sincerely,

/s/ James Myatt

James Myatt
Chief Executive Officer

I confirm that I have read and understood this letter of offer and I accept employment with the Company on the terms and conditions set out in it, and confirm my start date as 15 October 2018.

/s/ Warren Kember
Signature of Warren Kember

15 October 2018
Date

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001

Attachment – Listing of Duties

Management of the recommissioning process of the Redbank Power Station, including:

•	management of contractors and employees

•	developing the recommissioning process and timeline and obtaining key stakeholder approval

Hunter Energy Pty Limited
Address: Level 33, 52 Martin Place, Sydney NSW 2000
Postal: GPO Box 2537, Sydney NSW 2001